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                                                                     EXHIBIT 4.6

                                                                           (ISO)

                                    FORM OF
                             STOCK OPTION AGREEMENT

   This Stock Option Agreement ("Agreement") entered into effective as of _________ by and between COMMERCIAL BANCSHARES, INC., a Texas corporation ("Company"), and _________ ("Employee"), witnesses as follows:

     WHEREAS, the Company has adopted the Incentive Stock Option Plan For Key Employees ("Plan"); and

     WHEREAS, Employee is an employee of the Company; and

     WHEREAS, Employee's affiliation with the Company is valued by the Company and the Company believes that Employee's contributions to the Company are important to the Company's growth and success; and

     WHEREAS, the Company believes it is advisable and in its best interest to provide Employee with additional incentive by providing him with an opportunity to acquire a proprietary interest in the Company by granting to Employee certain options to purchase shares of common stock, $0.10 par value per share, of the Company ("Common Stock");

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Grant of Option. The Company hereby grants to Employee the right, privilege and option ("Option") to purchase up to ___________ shares of Common Stock ("Option Shares"), in accordance with and subject to the terms and conditions of the Plan, as it may be further limited by this Agreement. Employee shall be entitled to exercise the Option only to the extent provided in Section 4.

     2. Purchase Price. The purchase price for each of the Option Shares acquired pursuant to the Option shall be ________, subject to adjustment as provided in Section 6 hereof.

     3. Option Period. Subject to Section 7 of the Plan, the Option may be exercised commencing on the later of (a) one year from the date hereof or
  (b) _____. The Option shall terminate at 5:00 p.m., Houston, Texas, local time, on _____ any Option Shares as to which the Option has not then been duly exercised, subject to earlier termination in accordance with the Plan.

     4. Exercisable Shares. The Option shall be exercisable only to the extent that the Option Shares are vested ("Exercisable Option Shares"). Option Shares shall become vested (and, hence, Exercisable Option Shares) in accordance with the vesting schedule attached hereto as Exhibit A or, if no such schedule is attached (or, if attached, does not reflect a completed schedule), shall be deemed fully vested on the date the Option is first exercisable.

     5. Method of Exercise. To exercise the Option, Employee shall deliver written notice to the Company at its principal place of business stating the number of Exercisable Option Shares with respect to which the Option is being exercised and specifying a date, not less than five nor more than thirty days after the date of such notice, as the date on which such shares will be taken up and payment made therefor in cash to the Company. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, then the date for the delivery of such shares against payment therefor shall be extended by the period necessary to take such action. In the event of any failure to take up and pay for the number of shares specified in such notice on the date set forth therein (as extended by the preceding sentence), the exercise of the Option with respect to such number of Exercisable Option Shares shall be treated as if it had never been made. Options may be exercised, during the lifetime of Employee, only by Employee and thereafter only by his legal representative.
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     6. Anti-dilution Provisions. In case at any time from time to time after the date hereof and during the existence of this Option, any of the following events occurs, the indicated adjustments shall be made in the purchase price (as in effect at the time of such event and from time to time in effect thereafter), and the number of shares of Common Stock deliverable under this Option, as appropriate:

       (a) If the Company subdivides its outstanding shares of Common Stock into a greater number of shares, the purchase price in effect immediately prior to such division shall be proportionately reduced and the number of shares purchasable and exercisable under the Option shall be proportionately increased. If the outstanding shares of Common Stock are in any manner combined into a smaller number of shares, the purchase price in effect immediately prior to such combination shall be proportionately increased and the number of shares purchasable and exercisable under the Option shall be proportionately reduced.

       (b) If the Company declares any dividend on its Common Stock payable in stock or other securities of the Company or of any other corporation, or in property or otherwise than in cash, to the holders of its Common Stock, Employee shall, without additional cost, be entitled to receive upon any purchase of Option Shares exercised under this Option, in addition to the shares of Common Stock to which he would otherwise be entitled, the number of shares of stock or other securities or property which he would have been entitled to receive if Employee had been a holder, immediately prior to the record date for such dividend, of the number of shares of Common Stock purchased pursuant to such exercise.

       (c) If there occurs any recapitalization or reclassification of the Common Stock, as a result of which holders of the Common Stock receive securities or property in lieu of or in addition to, but on account of, their Common Stock, Employee, upon any exercise after the record date for determination of shareholders entitled to such other stock, securities or property, shall receive, in lieu of or in addition to any shares of Common Stock, such proportionate shares of all stock, securities or other property issued, paid or delivered for or on all of the Common Stock as would have been allocable to the shares of Common Stock that would have been acquired pursuant to the Option if such acquisition had been made immediately prior to such record date.

     7. Effect on Corporate Transactions. The existence of the Option shall not affect in any way the right or power of the Company or its shareholders to make or authorize any and all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issue of common stock, bonds, debentures, preferred or prior preference stock ahead of or affecting the Option Shares or the rights thereof and at any price determined by the Board of Directors of the Company, or the dissolution or liquidation of the Company or the sale or transfer of any or all of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     If the Company is merged into or consolidated with another corporation under circumstances where the Company is not the surviving corporation, or if the Company is liquidated (including as the result of an involuntary dissolution), or engages in any corporate separation or division, including, but not limited to, split-up, split-off or spin-off, sale or other disposition of its assets to another corporation during the period of the Option hereunder, (a) subject to the provisions of clause (c) below, after the effective date of such merger, consolidation, liquidation or other transaction, as the case may be, Employee shall be entitled, upon exercise of the Option, to receive, in lieu of Common Stock of the Company, shares of such stock or other securities as the holders of Common Stock of the Company received, if any, pursuant to the terms of the merger, consolidation or other transaction; (b) the Board of Directors of the Company may waive any limitations set forth in or imposed pursuant to Sections 3 and 4 hereof so that the Option, from and after a date prior to the effective date of such merger, consolidation, liquidation or other transaction, as the case may be, specified by such Board, may be exercisable in full; and/or (c) the Option may be cancelled by the Board of Directors of the Company as of the effective date of any such merger, consolidation, liquidation or other transaction provided that (i) notice of such cancellation shall be given to

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  Employee and (ii) Employee shall have the right to exercise the option in full (without regard to any limitations set forth in or imposed pursuant to Sections 3 or 4 hereof) during a 30-day period preceding the effective date of such merger, consolidation, liquidation, or other transaction.

     8. Certain Restrictions. Employee understands that the Option is not registered under the Securities Act of 1933, as amended (the "Act") and the Company has no obligation to register under the Act the Option or any of the shares of Common Stock subject to and issuable upon the exercise of the Option. Employee represents that the Option is being acquired by him and that such shares of Common Stock will be acquired by him for his own account for investment and without a view to resale or distribution in violation of the Act or any other securities law, and, upon any such acquisition, Employee will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Agreement. All certificates for the shares issued upon exercise of the Option or any related stock appreciation rights will bear the following legend unless such shares are registered under the Act prior to their issuance:

            The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.

     9. No Rights in Shares. Employee shall have no rights as a shareholder in respect of Option Shares as to which the Option shall not have been exercised, payment made as herein provided and certificates representing such Option shares issued in Employee's name, and shall have no rights with respect to such option shares not expressly conferred by this Agreement.

     10. Indemnity. Employee shall be solely responsible for the payment of all withholding and other federal or state employment or other taxes (if any) attributable to the option and will indemnity and hold harmless the Company, its successors and assigns, against all such taxes (and any and all related interest and penalties) and all costs and expenses, including attorneys' fees related to defending any such claims for taxes.

     11. Amendment and Termination. No amendment or termination of this Agreement may be made except by written agreement of the Company and Employee except as provided in Section 10 of the Plan and further except that this Agreement may be amended unilaterally by the Company in order to give full effect to the provisions of the Plan and to comply with federal and state laws regulating the taxation of options and the issuance and sale of the Company's securities.

     12. Nonassignability of Option. This Agreement may not be assigned or transferred by Employee otherwise than by will or the laws of descent and distribution.

     13. Effect on Employment. Nothing in this Agreement shall confer upon Employee any right to continue in the employ of or other relationship with the Company or interfere in any way with the right of the Company to terminate such employment or other relationship between Employee and the Company.

     14. Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and if by facsimile transmission, telecopy, telex, or personal delivery shall be deemed to have been given when sent; if sent by Federal Express or Express Mail shall be deemed to have been given the next succeeding day; and if mailed shall be deemed to have been given three days after the date when sent by registered or certified mail, postage prepaid and addressed to a party at its address as shown below its signature to this Agreement or to such other address as he may, by written notice received by the other party, have designated as his address for such purpose.

     15. Gender and Number. Whenever required by the context of this Agreement, the singular includes the plural, and the masculine includes the feminine or the neuter.

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     16. GOVERNING LAW. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN
  ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, AND IS PERFORMABLE IN HARRIS COUNTY, TEXAS. EACH PARTY HERETO HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND THE FEDERAL COURTS IN AND FOR THE SOUTHERN DISTRICT OF TEXAS IN CONNECTION WITH ANY MATTER RELATING TO THIS AGREEMENT AND ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH.

     17. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, is for any reason or to any extent invalid or unenforceable, the remainder of the Agreement and the application of such provision to the other persons or circumstances shall not be affected thereby, but rather is to be enforced to the greatest extent permitted by law.

     18. Captions. The captions used in this Agreement are for convenience only and are not to be construed in interpreting this Agreement.

     19. No Third Party Beneficiaries. This Agreement is intended for the exclusive benefit of the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and nothing contained in this Agreement shall be construed as creating any rights or benefits in or to any third party.

     20. Stock Appreciation Rights. If, in accordance with the Plan, the Company has granted any stock appreciation rights to Employee in conjunction with the Option, the terms of such stock appreciation rights shall be as provided in Exhibit B attached hereto and as otherwise described in the Plan. The grant of the Option to Employee shall not be construed to obligate the Company to grant any stock appreciation right to Employee. Any stock appreciation right granted to Employee shall be exercisable only to the extent the related Option is exercisable and shall terminate concurrent with the termination of such Option.

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE                                     COMMERCIAL BANCSHARES, INC

_____________________________________        By: ______________________________
Name: _______________________________        Name: ____________________________
Address: ____________________________        Title: ___________________________
_____________________________________        Address: _________________________
Social Security No.: ________________        __________________________________

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